Exhibit 99

NEWS RELEASE

For immediate Release

Vail Resorts Contacts:

Media:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2004 YEAR-END RESULTS

Record fiscal year Resort revenue, up 7.4% over last fiscal year

Fiscal year Resort expense growth contained, up only 1.7% over last fiscal year

Effective Ticket Price (ETP) for the year up 10.4% compared to last year

Record fiscal year Resort Reported EBITDA of $144.6 million, 39.6% higher than last year's $103.6 million

VAIL, Colo. - September 30, 2004 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the fiscal year ended July 31, 2004, incorporating financial results for the fiscal fourth quarter also announced today.

The Company uses the term "Reported EBITDA" when reporting financial results, in accordance with SEC rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income.  The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income.

FISCAL YEAR ENDED JULY 31, 2004

Mountain revenue for the fiscal year ended July 31, 2004 was $500.4 million, a $36.3 million, or 7.8%, increase from $464.1 million for the comparable period last year.  Mountain expense increased $2.5 million, or 0.7%, to $369.0 million.

Lodging revenue for the fiscal year grew $10.4 million, or 6.3%, to $176.3 million.  Lodging expense increased $6.2 million, or 4.0%, to $161.1 million.

Resort revenue rose $46.8 million, or 7.4%, to $676.8 million, and Resort expense increased 1.7% to $530.1 million, up $8.7 million.

Real Estate revenue for the fiscal year fell $35.3 million to $45.1 million, as expected, due to the timing and mix of real estate projects, and real estate expense decreased $49.9 million to $16.8 million due to the timing and mix of real estate projects as well as the previously announced third quarter $15.1 million operating expense reduction associated with the Smith Creek Metropolitan District ("SCMD") bond payoff.

Income from operations for the fiscal year improved $47.3 million, or 137.2%, to $81.8 million compared to $34.5 million for the same period last year.

Reported EBITDA for the Mountain segment improved $34.2 million, or 34.6%, to $132.8 million compared to $98.7 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from $4.9 million last year to $11.8 million, up 138.6%, in the current year.  Fiscal 2004 includes $3.3 million of equity loss attributed to BG Resort, LLC, the entity that owns and operates the Ritz-Carlton, Bachelor Gulch, which represents a $2.5 million improvement over the same period last year.  As the Company uses the equity method of accounting for BG Resort, included in the fiscal 2004 year-to-date Lodging Reported EBITDA is $2.2 million of depreciation expense and $2.3 million of interest expense.

Resort Reported EBITDA rose $41.0 million to $144.6 million, a 39.6% improvement over last year.

Real Estate Reported EBITDA for the year increased $13.2 million to $30.9 million from $17.7 million for the same period a year ago.  The reversal of a liability associated with the third quarter payoff of the SCMD bonds by the Bachelor Gulch Metropolitan District resulted in a $15.1 million increase in Real Estate Reported EBITDA.  The current year's Real Estate Reported EBITDA also includes a $2.1 million net gain from the transfer of property.

Net loss for the fiscal year was $6.0 million, or a loss of $0.17 per diluted share, compared to a net loss of $8.5 million, or a loss of $0.24 per diluted share, for the same period last year.  Excluding the previously announced charges for early extinguishment of debt and mold remediation, the Company's net income for the fiscal year would have been an improvement to $20.4 million, or $0.58 per diluted share, using a normalized tax rate, compared to the net loss of $8.5 million, or $0.24 per diluted share, in the prior fiscal year.  The charges associated with the early extinguishment of debt resulted from the successful refinancing in January 2004 of the Company's 10-year senior subordinated notes and other debt, which will save the Company more than $5.0 million in annual cash interest costs for at least the next five years.

FOURTH QUARTER PERFORMANCE

Mountain revenue for the fourth quarter of fiscal 2004 was $30.8 million, a $1.6 million, or 4.8%, decrease from $32.3 million for the comparable period last year.  Mountain expense decreased $7.1 million, or 11.7%, to $53.3 million.

Lodging revenue for the quarter grew $3.3 million, or 7.8%, to $45.8 million.  Lodging expense increased $1.4 million, or 3.2%, to $44.2 million.

Resort revenue, the combination of Mountain and Lodging revenues, rose $1.8 million, or 2.3%, to $76.5 million.  Resort expense decreased $5.7 million, or 5.5%, to $97.5 million.

Real Estate revenue for the quarter rose $1.6 million to $6.6 million.  Real Estate expense increased $2.0 million to $7.2 million for the quarter.

Total revenue increased $3.4 million, or 4.2%, to $83.1 million, and total operating expense decreased $6.7 million, or 5.0%, to $126.7 million.

Loss from operations for the quarter improved $10.0 million, or 18.7%, to a loss of $43.6 million compared to a loss of $53.6 million for the same period last year.

Reported EBITDA for the Mountain segment improved $6.1 million, or 21.5%, to negative $22.4 million compared to negative $28.5 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved by $3.2 million, from negative $2.7 million in the fourth quarter of last year to positive $0.5 million in the current year fourth quarter.  The fourth quarter of fiscal 2004 includes $1.1 million of equity loss attributed to BG Resort LLC, which represents a $1.2 million improvement over the same period last year.  As the Company uses the equity method of accounting for the BG Resort, LLC, included in the fiscal 2004 fourth quarter Lodging Reported EBITDA is $0.6 million of depreciation and $0.4 million of interest expense.

Fourth quarter Resort Reported EBITDA improved $9.3 million to negative $21.9 million, a 29.9% improvement over the negative $31.2 million in the comparable period last year.

Real Estate Reported EBITDA, which was negative $0.8 million for the quarter, improved $0.2 million compared to the fourth quarter last year.

The Company reported a fourth quarter net loss of $36.3 million, or $1.03 per diluted share, compared to a net loss of $33.7 million, or $0.96 per diluted share, for the same period last year.

Adam Aron, Chairman and Chief Executive Officer, commented, "Vail Resorts has just completed what we believe is the most successful year in our 42-year history, registering record Resort revenue and record Resort Reported EBITDA, the latter up an extraordinary 39.6% year-over-year.  We are thrilled with the financial performance of all of our business segments during fiscal 2004.  The success of our ski resorts this past year is especially notable, considering low early season snowfall and uncharacteristically warm weather in our peak ski month of March.  Similarly, our Lodging business showed dramatic signs of recovery, with Reported EBITDA more than doubling year-over-year.  And not only did our Real Estate division post strong financial results in fiscal 2004, with Vail's New Dawn at hand, it is poised to carry out some of the most exciting real estate development projects ever for our Company."

"The Mountain segment had a remarkably strong year, growing Reported EBITDA 34.6% over last year, with the Mountain segment Reported EBITDA margin increasing from 21.3% last year to 26.5% this year.  Both Beaver Creek and Heavenly resorts have now experienced record skier visits for two straight years, and the 10.4% growth in our average realized price for the ski season is reflective of increases at all five of our ski resorts.  The slight increase in Mountain expense year-over-year of only 0.7% is compelling evidence of our success in implementing our company-wide $25 million savings plan.  These savings were instrumental in offsetting inflationary increases, variable costs, and other expenses incurred during the normal course of business.  It is especially impressive that despite our cost reduction efforts Ski Magazine's prestigious ski rankings have just been issued, with all our resorts ranking highly and among the best ski resorts in North America.  Vail ranked at #1, Beaver Creek at #4, Breckenridge at #6, Keystone #15 and Heavenly #16, out of some 800 ski resorts in North America. Overall, our ski areas performed exceptionally well during the 2003/2004 ski season," continued Aron.

Aron added, "The Lodging segment results are likewise quite gratifying.  All year long we said that our lodging properties were benefiting from the rebound in the national economy and the improving fortune of the U.S. travel industry.  With a detailed focus on revenue growth, expense containment and service enhancements, we saw improved financial results at property after property.  Indeed, Vail Resorts enjoyed a 6.3% year-over-year increase in lodging revenues as well as a whopping 138.6% increase in Lodging Reported EBITDA."

Aron further added,  "Our Real Estate division continues to perform well with Reported EBITDA growth of 74.6% over fiscal 2003, primarily due to the third quarter payoff of the Smith Creek Metropolitan District outstanding bonds.  In addition to positive financial results for the year, we are excited with the momentum we have established, as important and lucrative real estate projects are in our sights.  Vail's New Dawn is coming to fruition after years of effort.  We broke ground last May on a $100,000-per-space parking structure in Vail Village, and pre-sales for phase one of the Gore Creek Place townhomes, located next to the Vail Marriott in Lionshead, have been a blowout success.  In addition to the momentum in Vail, we have also successfully pre-sold phase one of the cabin and homesite development at the Jackson Hole Golf and Tennis Club."

Aron continued, "Another important strategic enhancement for Vail Resorts in fiscal 2004 was improvement to aspects of our capital structure, primarily the result of a purposeful management effort and the surge in Reported EBITDA during fiscal 2004.  Specifically, Vail Resorts' revolving credit line was fully repaid, with a zero outstanding balance and positive invested cash at year-end.  Further, Vail Resorts has reduced its leverage ratio (defined as net debt divided by Reported EBITDA) by over a full turn.  And perhaps of greatest importance, Vail Resorts successfully locked in historically low interest rates for a decade to come.  By refinancing all its senior subordinated notes, Vail Resorts reduced the interest rate on the majority of its long-term debt by 200 basis points and extended its maturity until 2014.  Similarly, the $100 Million Term Loan was refinanced, with the interest rate margin reduced by 50 basis points and the maturity extended until 2010."

Aron further added, "With the momentum we're experiencing in all of our operating segments, we look to fiscal 2005 and beyond into the future with both enthusiasm and optimism.  Early indications for fiscal 2005 are positive, including that sales of season passes and other advance purchase products for the 2004/2005 ski season are currently running up 25.7% year-over-year in Colorado, that bookings made into Vail Resorts central reservations are up 7.3% over this time last year, and that airline capacity into the Vail/Eagle airport is up 3.5%.  Assuming normal weather conditions this coming ski season, no major terrorist incidents, and no new military conflict, we expect to see continued growth in Resort Reported EBITDA and anticipate having a profitable year in fiscal 2005.  As such, we currently expect Mountain Reported EBITDA for fiscal 2005 to range from $138 million to $146 million and Lodging Reported EBITDA to range from $10 to $18 million, with total Resort Reported EBITDA between $152 and $160 million.  As for Real Estate, fiscal 2005 will be a year of construction, laying the groundwork for the Company to realize significant cash flow and Reported EBITDA in future years.  As such, at this time we are comfortable giving Real Estate Reported EBITDA guidance of $10 to $16 million for fiscal 2005.  We are also currently projecting net income in fiscal 2005, ranging from $14 million to $22 million."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com.  In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; competitive factors in the ski and resort industries; failure to successfully integrate and operate future acquisitions; adverse consequences resulting from the existing SEC formal investigation; failure to commence or complete the planned development projects and/or achieve the anticipated short and long-term financial benefits from the development and/or inability to obtain financing on favorable terms; adverse changes in the real estate market; terrorist acts upon the United States; the threat of or actual war; economic downturns; the impacts of SARS or similar unforeseen global events on the travel industry and the Company; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from any new FASB/governmental legislation, rulings or interpretations; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)
(unaudited)

	Three Months Ended

Year ended

	July 31,		July 31,
	2004	2003	2004	2003
Net revenue:
Mountain	$ 30,762	$ 32,313	$ 500,436	$ 464,104
Lodging	45,776	42,473	176,334	165,893
Real estate	6,570	4,968	45,123	80,401
Total net revenue	83,108	79,754	721,893	710,398
Operating expense:
Mountain	53,306	60,361	368,984	366,442
Lodging	44,222	42,849	161,124	154,961
Real estate	7,179	5,211	16,790	66,642
Gain on transfer of property	--	--	(2,146)	--
Depreciation & amortization	21,037	19,600	86,377	82,242
Asset impairment charge	175	4,830	1,108	4,830
Mold remediation charge	--	--	5,500	--
Loss on disposal of fixed assets, net	779	506	2,345	794
Total operating expense	126,698	133,357	640,082	675,911
Income (loss) from operations	(43,590)	(53,603)	81,811	34,487
Other income (expense)
Mountain equity investment income (loss), net	154	(458)	1,376	1,009
Lodging equity investment loss, net	(1,051)	(2,324)	(3,432)	(5,995)
Real estate equity investment income (loss), net	(229)	(760)	460	3,962
Investment income	548	927	1,886	2,011
Interest expense	(10,550)	(12,520)	(47,479)	(50,001)
Loss on extinguishment of debt	(889)	--	(37,084)	--
Gain (loss) on put options, net	(136)	198	(1,875)	1,569
Other income (expense), net	(170)	(2)	(179)	17
Minority interest in (income) loss of consolidated subsidiaries, net	2,181	1,832	(4,000)	(1,064)
Loss before benefit from income taxes	(53,732)	(66,710)	(8,516)	(14,005)
Benefit from income taxes	17,428	33,037	2,557	5,478
Net loss	$ (36,304)	$ (33,673)	$ (5,959)	$ (8,527)

Basic weighted average shares	35,313	35,191	35,294	35,170
Diluted weighted average shares	35,313	35,191	35,294	35,170

Per share amounts:
Basic net loss per share	$ (1.03)	$ (0.96)	$ (0.17)	$ (0.24)
Diluted net loss per share	$ (1.03)	$ (0.96)	$ (0.17)	$ (0.24)
Other Data:
Mountain Reported EBITDA	$ (22,390)	$ (28,506)	$ 132,828	$ 98,671
Lodging Reported EBITDA	503	(2,700)	11,778	4,937
Resort Reported EBITDA	(21,887)	(31,206)	144,606	103,608
Real Estate Reported EBITDA	$ (838)	$ (1,003)	$ 30,939	$ 17,721

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months and the year ended July 31, 2003 to conform to the current period presentation.

Vail Resorts, Inc.
Net Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended			Year Ended
	July 31,			July 31,

	2004	2003	% Change	2004	2003	% Change
Business Line
Lift tickets	$ 371	$ 61	505.6%	$ 213,059	$ 196,150	8.6%
Ski school	355	26	1275.5%	58,526	55,392	5.7%
Dining	4,094	3,377	21.2%	51,511	48,333	6.6%
Retail/rental	13,053	13,271	(1.6) %	115,044	107,714	6.8%
Other	12,889	15,578	(17.3) %	62,296	56,515	10.2%
Total Mountain Net Operating Revenue	30,762	32,313	(4.8) %	500,436	464,104	7.8%

Total Lodging Net Operating Revenue	45,776	42,473	7.8%	176,334	165,893	6.3%

Total Net Resort Revenue	$ 76,538	$ 74,786	2.3%	$ 676,770	$ 629,997	7.4%
	Year Ended
	July 31,

	2004	2003	% Change
Skier Visits
Vail	1,556	1,611	(3.4)%
Breckenridge	1,402	1,425	(1.6)%
Heavenly	965	937	3.0%
Keystone	944	1,039	(9.1)%
Beaver Creek	769	718	7.1%
Total Skier Visits	5,636	5,730	(1.6)%

Effective Ticket Price	$ 37.80	$ 34.23	10.4%
	As of July 31,
	2004	2003
Key Balance Sheet Data:
Real estate held for sale and investment	$ 134,548	$ 123,223
Total stockholders' equity	491,163	496,246

Total debt	625,803	584,151
Less: cash and cash equivalents	46,328	7,874
Net debt	$ 579,475	576,277

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months and the year ended July 31, 2003 to conform to the current period presentation.

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures.  Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries.  In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt.  The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net loss of the Company calculated in accordance with GAAP for the three months and the years ended July 31, 2004 and 2003.

	Three Months Ended		Year Ended
	July 31,		July 31,

	2004	2003	2004	2003
Reconciliation to consolidated net income:

Resort Reported EBITDA	$ (21,887)	$ (31,206)	$ 144,606	$ 103,608
Real Estate Reported EBITDA	(838)	(1,003)	30,939	17,721
Total Reported EBITDA	(22,725)	(32,209)	175,545	121,329

Depreciation and amortization	(21,037)	(19,600)	(86,377)	(82,242)
Asset impairment charge	(175)	(4,830)	(1,108)	(4,830)
Mold remediation charge	--	--	(5,500)	--
Loss on disposal of fixed assets, net	(779)	(506)	(2,345)	(794)
Other income (expense):
Investment income	548	927	1,886	2,011
Interest expense	(10,550)	(12,520)	(47,479)	(50,001)
Loss on extinguishment of debt	(889)	--	(37,084)	--
Gain (loss) on put option, net	(136)	198	(1,875)	1,569
Other income (expense), net	(170)	(2)	(179)	17
Minority interest in (income) loss of consolidated subsidiaries, net	2,181	1,832	(4,000)	(1,064)
Loss before benefit from income taxes	(53,732)	(66,710)	(8,516)	(14,005)
Benefit from income taxes	17,428	33,037	2,557	5,478
Net loss	$ (36,304)	$ (33,673)	$ (5,959)	$ (8,527)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net income excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net loss of the Company calculated in accordance with GAAP for the year ended July 31, 2004.  Also presented is a reconciliation of net income per diluted share excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net income per diluted share of the Company calculated in accordance with GAAP for the year ended July 31, 2004.  The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company's results from continuing operations.

Year
Ended
July 31, 2004

Net loss	$ (5,959)
Remove benefit for income taxes	(2,557)
Loss before benefit for income taxes	(8,516)
Mold remediation charge, before provision for income taxes	5,500
Loss on extinguishment of debt, before provision for income taxes	37,084
Less income tax provision provided for at 40%	(13,627)
Adjusted Net Income	$ 20,441

Diluted net loss per common share	$ (0.17)
Add back provision for income taxes per diluted common share	(0.07)
Loss before provision for income taxes per diluted common share	(0.24)
Mold remediation charge per diluted common share, before provision for income taxes	0.16
Loss on extinguishment of debt per diluted common share, before provision for income taxes	1.05
Less income tax provision provided for at 40% per diluted common share	(0.39)
Adjusted diluted net income per share	$ 0.58

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA for the Company's fiscal year ending July 31, 2005 is presented below.

	For the Year Ending
	July 31, 2005

	Low End Range	High End Range

Reconciliation to consolidated loss before provision for income taxes:

*Resort Reported EBITDA	$ 152,000	$ 160,000
Real Estate EBITDA	10,000	16,000
Total Reported EBITDA	162,000	176,000

Depreciation and amortization	(91,900)	(91,900)
Other income (expense):
Investment income	1,500	1,500
Interest expense	(44,500)	(43,800)
Minority interest in income of consolidated subsidiaries, net	(4,500)	(5,000)
Income before provision for income taxes	22,600	36,800
Provision for income taxes	(8,800)	(14,400)
Net income	$ 13,800	$ 22,400

* Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.